Exhibit 10.58

Form of Director Deferred Stock Unit Agreement

This Director Deferred Stock Unit Agreement (the “Agreement”), by and between HD Supply Holdings, Inc., a Delaware corporation (the “Company”), and                          (the “Director”) is being entered into pursuant to the HD Supply Holdings, Inc. 2013 Omnibus Incentive Plan (the “Plan”).  Capitalized terms that are used but not defined herein shall have the respective meanings given to them in the Plan.

WHEREAS, the Board authorized Director’s annual compensation for service as a member of the Board, a portion of which is to be paid in cash (the “Annual Cash Retainers”);

WHEREAS, Director has submitted to Company a deferral election form (the “Deferral Election Form”) whereby Director has elected to receive the Annual Cash Retainers in the form of Deferred Stock Units subject to the terms and conditions set forth herein.

NOW, THEREFORE, Company and Director hereby agree as follows:

Section 1.                                           Grant of Deferred Stock Units.  Company hereby evidences and confirms its grant to Director of the number of Deferred Stock Units specified in the most recent account balance statement provided to Director by Company. The number of Deferred Stock Units credited to Director’s account and subject to this Agreement shall be determined by dividing the dollar amount of the Annual Cash Retainers being converted to Deferred Stock Units for any calendar year (as evidenced by the Deferral Election Form submitted by Director) by the Fair Market Value of the Common Stock on the date the Annual Cash Retainers would otherwise have been payable to Director as provided in Company’s Director Compensation Policy (plus any dividend equivalents credited to Director’s account in accordance with Section 5(b)). Such Deferred Stock Units are being granted in lieu of, and in full satisfaction of Company’s obligation to pay to Director the Annual Cash Retainers. This Agreement is entered into, and the terms and conditions of the Deferred Stock Units are subject to the terms and conditions of the Plan, which are incorporated by reference herein.  If there is any inconsistency between any express provision of this Agreement and any express term of the Plan, the express term of the Plan shall govern.  All Deferred Stock Units are fully vested upon grant.

Section 2.                                           Settlement of Deferred Stock Units.

(a)                                 Timing of Settlement.  Deferred Stock Units shall be settled at the time(s) set forth in the Deferral Election Form (such date, the “Settlement Date(s)”).

(b)                                 Mechanics of Settlement.  On the Settlement Date(s), Company shall electronically issue to Director one whole share of Common Stock for each Deferred Stock Unit, and, upon such issuance, Director’s rights in respect of such Deferred Stock Unit shall be extinguished.  In the event that there is any fractional Deferred Stock Unit, such fractional Deferred Stock Unit shall be settled through a cash payment equal to the portion of Deferred Stock Unit multiplied by the Fair Market Value of the Common Stock on the Settlement Date.  No fractional shares of Common Stock shall be issued.

Section 3.                                           Securities Law Compliance.  Notwithstanding any other provision of this Agreement, Director may not sell the shares of Common Stock acquired upon settlement of the Deferred Stock Units unless such shares are registered under the Securities Act of 1933, as amended (the “Securities Act”), or, if such shares are not then so registered, such sale would be exempt from the registration requirements of the Securities Act.  The sale of such shares must also comply with other applicable laws and regulations governing the Common Stock, and Director may not sell the shares of Common Stock if Company determines that such sale would not be in material compliance with such laws and regulations.

Section 4.                                           Restriction on Transfer; Non-Transferability of Deferred Stock Units.  The Deferred Stock Units are not assignable or transferable, in whole or in part, and they may not, directly or indirectly, be offered, transferred, sold, pledged, assigned, alienated, hypothecated or otherwise disposed of or encumbered (including, but not limited to, by gift, operation of law or otherwise) other than by will or by the laws of descent and distribution to the estate of Director upon Director’s death.  Any purported transfer in violation of this Section 4 shall be void ab initio.

Section 5.                                           Miscellaneous.

(a)                                 Withholding.  Upon the settlement of Deferred Stock Units and (if applicable) delivery of cash in respect of any Deferred Stock Units, Director shall be obligated to satisfy any applicable U.S. federal, state and local and non-U.S. tax withholding or other similar charges or fees that may arise in connection therewith.

(b)                                 Dividend Equivalents.  In the event that Company pays a dividend on a share of Common Stock following the applicable grant date and prior to the applicable Settlement Date, there shall be credited to the account of Director in respect of each outstanding Deferred Stock Unit an amount equal to the amount of such dividend.  The amount so credited shall be deferred (without interest, unless the Board determines otherwise) until the settlement of such related Deferred Stock Unit and shall be forfeited upon the forfeiture of such related Deferred Stock Unit.  The Board may, in its discretion, determine, in connection with any such crediting, whether such crediting will be in cash, additional Deferred Stock Units or other notional instrument; provided, that in the absence of any such determination, such crediting will be in the form of additional Deferred Stock Units.

(c)                                  Authorization to Share Personal Data.  Director authorizes Company or any Affiliate of the Company that has or lawfully obtains personal data relating to Director to divulge or transfer such personal data to Company or to a third party, in each case in any jurisdiction, if and to the extent reasonably appropriate in connection with this Agreement or the administration of the Plan.

(d)                                 No Rights as Stockholder; No Voting Rights.  Director shall have no rights as a stockholder of the Company with respect to any shares of Common Stock covered by the Deferred Stock Units prior to the issuance of such shares of Common Stock.

(e)                                  No Right to Continued Service on Board. Nothing in this Agreement shall be deemed to confer on Director any right to continue in the service of the Company or any Subsidiary, or to interfere with or limit in any way the right of the Company or any Subsidiary to terminate such service at any time.

(f)                                   Interpretation.  The Board shall have full power and discretion to construe and interpret the Plan (and any rules and regulations issued thereunder) and this Award.  Any determination or interpretation by the Board under or pursuant to the Plan or this Award shall be final and binding and conclusive on all persons affected hereby.

(g)                                  Forfeiture of Awards.  The Deferred Stock Units (and gains earned or accrued in connection therewith) shall be subject to such generally applicable policies as to forfeiture and recoupment (including, without limitation, upon the occurrence of material financial or accounting errors, financial or other misconduct or Competitive Activity) as may be adopted by the Administrator or the Board from time to time and communicated to Director, and is otherwise subject to forfeiture or disgorgement of profits as provided by the Plan.

(h)                                 Consent to Electronic Delivery.  By entering into this Agreement and accepting the Deferred Stock Units evidenced hereby, Director hereby consents to the delivery of information (including, without limitation, information required to be delivered to Director pursuant to applicable securities laws) regarding the Company and its Subsidiaries, the Plan, this Agreement and the Deferred Stock Units via Company web site or other electronic delivery.

(i)                                     Binding Effect; Benefits.  This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns.  No provision of this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

(j)                                    Amendment.  This Agreement may not be amended, modified or supplemented orally, but only by a written instrument executed by Director and Company.

(k)                                 Assignability.  Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by Company or Director without the prior written consent of the other party.

(l)                                     Applicable Law.  This Agreement shall be governed in all respects, including, but not limited to, as to validity, interpretation and effect, by the internal laws of the State of Delaware, without reference to principles of conflict of law that would require application of the law of another jurisdiction.

(m)                             Waiver of Jury Trial.  Each party hereby waives, to the fullest extent permitted by applicable law, any right he, she or it may have to a trial by jury in respect of any suit, action or proceeding arising out of this agreement or any transaction contemplated hereby.  Each party (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that he, she or it and the other party hereto have been induced to enter into the Agreement by, among other things, the mutual waivers and certifications in this Section 5(m).

(n)                                 Limitations of Actions. No lawsuit relating to this Agreement may be filed before a written claim is filed with the Administrator and is denied or deemed denied as provided in the Plan and any lawsuit must be filed within one year of such denial or deemed denial or be forever barred.

(o)                                 Section and Other Headings, etc.  The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(p)                                 Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, Company and Director have executed this Agreement as of the date first above written.

HD SUPPLY HOLDINGS, INC.

By:
Ricardo J. Nuñez
SVP, General Counsel and Corporate Secretary

Date Signed:

DIRECTOR

Date Signed:

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